Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2023 Financial Results

HERCULES, Calif.—August 3, 2023 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the second quarter ended June 30, 2023.

Second-quarter 2023 net sales were $681.1 million, a decrease of 1.4 percent compared to $691.1 million reported for the second quarter of 2022. On a currency-neutral basis, quarterly sales decreased 0.3 percent compared to the same period in 2022. COVID-related sales were approximately $0.4 million in the second quarter of 2023 versus approximately $33 million in the year ago period. Excluding COVID-related sales, revenue increased 4.6 percent on a currency-neutral basis.

Life Science segment net sales for the second quarter were $300.2 million, a decrease of 6.9 percent compared to the same period in 2022. On a currency-neutral basis, Life Science segment sales decreased by 5.8 percent compared to the same quarter in 2022. Excluding COVID-related sales, Life Science revenue grew 4.5 percent and was primarily driven by Droplet Digital PCR and qPCR products.

Clinical Diagnostics segment net sales for the second quarter were $380.1 million, an increase of 3.3 percent compared to the same period in 2022. On a currency-neutral basis, net sales increased 4.6 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue increased 4.8 percent year over year, on a currency-neutral basis, driven by continued strong demand for diagnostic testing systems, as well as quality control products.

Second-quarter gross margin was 53.2 percent compared to 57.2 percent during the second quarter of 2022.

Income from operations during the second quarter of 2023 was $89.6 million versus $122.9 million during the same quarter last year.

Net loss for the second quarter of 2023 was $1,162.3 million, or $39.59 per share, on a diluted basis, versus a net loss of $925.1 million, or $31.05 per share, on a diluted basis, during the same period in 2022. Net loss amounts for the second quarter of 2023 and 2022 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the second quarter of 2023 was 22.5 percent, compared to 24.2 percent for the same period in 2022. The tax rates for both periods were driven by the large unrealized loss in equity securities.

“During the second quarter, we significantly reduced the backlog of customer orders in our Life Science business, and we remain on track to work down slightly elevated back orders in Clinical Diagnostics during the remainder of this year,” said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “While weakness in the early-stage biotech market persists, we are now seeing softer demand from larger biopharma customers. As a result, we are lowering our full-year 2023 expectations. We believe these market dynamics to be transitory and remain confident in our long-term growth outlook.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 54.4 percent for the second quarter of 2023 compared to 57.8 percent during the second quarter of 2022.

Non-GAAP income from operations during the second quarter of 2023 was $107.9 million versus $132.5 million during the comparable prior-year period.

Non-GAAP net income for the second quarter of 2023 was $88.5 million, or $3.00 per share, on a diluted basis, compared to $103.4 million, or $3.44 per share, on a diluted basis, during the same period in 2022.

The non-GAAP effective tax rate for the second quarter of 2023 was 22.5 percent, compared to 19.1 percent for the same period in 2022. The higher rate in 2023 was driven by geographical mix of earnings.

GAAP Results
	Q2 2023	Q2 2022
Revenue (millions)	$681.1	$691.1
Gross margin	53.2%	57.2%
Operating margin	13.2%	17.8%
Net loss (millions)	$(1,162.3)	$(925.1)
Loss per diluted share	$(39.59)	$(31.05)

Non-GAAP Results
	Q2 2023	Q2 2022
Revenue (millions)	$681.1	$691.1
Gross margin	54.4%	57.8%
Operating margin	15.8%	19.2%
Net income (millions)	$88.5	$103.4
Income per diluted share	$3.00	$3.44

A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

Updated 2023 Financial Outlook

Bio-Rad is updating its financial outlook for full-year 2023. The company currently expects non-GAAP currency-neutral revenue growth of approximately 0.8 percent in 2023 compared to its previous estimate of 4.5 percent and an estimated non-GAAP operating margin of about 16.0 percent versus the company’s prior estimate of approximately 17.5 percent. Excluding COVID-related sales, Bio-Rad estimates full-year 2023 non-GAAP currency-neutral revenue growth to be about 4.5 percent compared to its prior expectation of approximately 8.5 percent.

Conference Call and Webcast

Management will discuss the company’s second quarter 2023 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on August 3, 2023. To participate, dial 888-259-6580 within the U.S., access code: 94809387. From outside the U.S., participants can join the call via the Audience Entry URL, access code: 94809387.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,200 employees and $2.8 billion in revenues in 2022. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; remaining on track to work down slightly elevated back orders in Clinical Diagnostics during the remainder of this year; believing market dynamics relating to the early-stage biotech market and larger biopharma customers are transitory; remaining confident in our long-term growth outlook; and for the full-year 2023: currently expecting non-GAAP currency-neutral revenue growth of approximately 0.8 percent, an estimated non-GAAP operating margin of about 16.0 percent, and, excluding COVID-related sales, estimating non-GAAP currency-neutral revenue growth to be about 4.5 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "anticipate," "estimate," “target,” "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the impact of the COVID-19 pandemic, supply chain issues, global economic and geopolitical conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$681,110	$691,099	$1,357,954	$1,391,161
Cost of goods sold	318,627	296,068	633,054	593,495
Gross profit	362,483	395,031	724,900	797,666
Selling, general and administrative expense	207,824	207,793	433,377	404,485
Research and development expense	65,042	64,346	139,993	123,881
Income from operations	89,617	122,892	151,530	269,300
Interest expense	12,343	10,720	24,680	14,768
Foreign currency exchange (gains) losses, net	(1,253)	897	(3,600)	(1,231)
Losses from change in fair market value of equity securities and loan receivable	1,595,442	1,338,190	1,612,967	5,883,307
Other income, net	(16,488)	(6,710)	(66,919)	(39,307)
Loss before income taxes	(1,500,427)	(1,220,205)	(1,415,598)	(5,588,237)
Benefit from income taxes	338,176	295,091	322,309	1,295,776
Net loss	$(1,162,251)	$(925,114)	$(1,093,289)	$(4,292,461)

Basic and diluted loss per share:
Net loss per share	$(39.59)	$(31.05)	$(37.09)	$(143.74)
Weighted average common shares	29,355	29,794	29,475	29,863

Note: As a result of the net loss for the three and six months ended June 30, 2023 and 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2023	December 31, 2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$390,001	$434,215
Short-term investments	1,338,245	1,362,017
Accounts receivable, net	491,575	494,645
Inventories, net	776,600	719,316
Other current assets	142,445	147,783
Total current assets	3,138,866	3,157,976

Property, plant and equipment, net	514,013	498,612
Operating lease right-of-use assets	173,922	180,952
Goodwill, net	411,519	406,488
Purchased intangibles, net	328,710	332,147
Other investments	7,311,135	8,830,892
Other assets	100,064	94,599
Total assets	$11,978,229	$13,501,666

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$304,239	$329,831
Current maturities of long-term debt	476	465
Income and other taxes payable	74,481	32,428
Other current liabilities	202,786	205,984
Total current liabilities	581,982	568,708

Long-term debt, net of current maturities	1,198,384	1,197,716
Other long-term liabilities	1,750,970	2,119,990
Total liabilities	3,531,336	3,886,414

Total stockholders’ equity	8,446,893	9,615,252
Total liabilities and stockholders’ equity	$11,978,229	$13,501,666

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Cash received from customers	$1,360,206	$1,323,873
Cash paid to suppliers and employees	(1,173,285)	(1,193,916)
Interest paid, net	(23,535)	(440)
Income tax payments, net	(31,556)	(86,155)
Other operating activities	64,355	60,401
Net cash provided by operating activities	196,185	103,763
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(341,522)	(1,478,432)
Proceeds from sales and maturities of marketable securities and investments	369,358	466,754
Other investing activities	(70,325)	(48,944)
Net cash used in investing activities	(42,489)	(1,060,622)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	—	1,186,220
Payments on long-term borrowings	(231)	(254)
Other financing activities	(198,198)	(116,999)
Net cash provided by (used in) financing activities	(198,429)	1,068,967
Effect of foreign exchange rate changes on cash	670	13,666
Net increase (decrease) in cash, cash equivalents and restricted cash	(44,063)	125,774
Cash, cash equivalents and restricted cash at beginning of period	434,544	471,133
Cash, cash equivalents and restricted cash at end of period	$390,481	$596,907

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(1,093,289)	$(4,292,461)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	71,446	67,513
Reduction in the carrying amount of right-of-use assets	19,872	20,008
Losses from change in fair market value of equity securities and loan receivable	1,612,966	5,883,307
Changes in working capital	(56,568)	(243,552)
Other	(358,242)	(1,331,052)
Net cash provided by operating activities	$196,185	$103,763

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2023	% of revenue	June 30, 2022	% of revenue	June 30, 2023	% of revenue	June 30, 2022	% of revenue

GAAP cost of goods sold	$318,627		$296,068		$633,054		$593,495
Amortization of purchased intangibles	(4,336)		(4,450)		(8,624)		(8,911)
Restructuring benefits (costs)	(3,377)		—		(3,707)		(3)
Non-GAAP cost of goods sold	$310,914		$291,618		$620,723		$584,581

GAAP gross profit	$362,483	53.2%	$395,031	57.2%	$724,900	53.4%	$797,666	57.3%
Amortization of purchased intangibles	4,336		4,450		8,624		8,911
Restructuring (benefits) costs	3,377		—		3,707		3
Non-GAAP gross profit	$370,196	54.4%	$399,481	57.8%	$737,231	54.3%	$806,580	58.0%

GAAP selling, general and administrative expense	$207,824	$207,793	$433,377	$404,485
Amortization of purchased intangibles	(1,611)	(1,841)	(3,302)	(3,690)
Legal matters	—	(875)	—	(2,068)
Acquisition related benefits (costs)	800	—	—	—
Restructuring benefits (costs)	(6,328)	(19)	(15,316)	(163)
Other non-recurring items (2)	(1,995)	(2,521)	(3,917)	(5,330)
Non-GAAP selling, general and administrative expense	$198,690	$202,537	$410,842	$393,234

GAAP research and development expense	$65,042	$64,346	$139,993	$123,881
Acquisition related benefits (costs)	(400)	—	(400)	—
Restructuring benefits (costs)	(1,080)	62	(5,315)	165
Non-GAAP research and development expense	$63,562	$64,408	$134,278	$124,046

GAAP income from operations	$89,617	13.2%	$122,892	17.8%	$151,530	11.2%	$269,300	19.4%
Amortization of purchased intangibles	5,947		6,291		11,926		12,601
Legal matters	—		875		—		2,068
Acquisition related (benefits) costs	(400)		—		400		—
Restructuring (benefits) costs	10,785		(43)		24,338		1
Other non-recurring items (2)	1,995		2,521		3,917		5,330
Non-GAAP income from operations	$107,944	15.8%	$132,536	19.2%	$192,111	14.1%	$289,300	20.8%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$1,595,442	$1,338,190	$1,612,967	$5,883,307
Gains (losses) from change in fair market value of equity securities and loan receivable	(1,595,442)	(1,338,190)	(1,612,967)	(5,883,307)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(16,488)	$(6,710)	$(66,919)	$(39,307)
Gains (losses) on equity-method investments	(851)	(1,633)	(1,846)	(2,623)
Other non-recurring items (3)	—	1,360	—	1,360

Non-GAAP other (income) expense, net	$(17,339)	$(6,983)	$(68,765)	$(40,570)

GAAP loss before income taxes	$(1,500,427)	$(1,220,205)	$(1,415,598)	$(5,588,237)
Amortization of purchased intangibles	5,947	6,291	11,926	12,601
Legal matters	—	875	—	2,068
Acquisition related (benefits) costs	(400)	—	400	—
Restructuring (benefits) costs	10,785	(43)	24,338	1
(Gains) losses from change in fair market value of equity securities and loan receivable	1,595,442	1,338,190	1,612,967	5,883,307
(Gains) losses on equity-method investments	851	1,633	1,846	2,623
Other non-recurring items (2) (3)	1,995	1,161	3,917	3,970
Non-GAAP income before income taxes	$114,193	$127,902	$239,796	$316,333

GAAP benefit from income taxes	$338,176	$295,091	$322,309	$1,295,776
Income tax effect of non-GAAP adjustments (1)	(363,858)	(319,582)	(374,234)	(1,357,240)
Non-GAAP provision for income taxes	$(25,682)	$(24,491)	$(51,925)	$(61,464)

GAAP net loss	$(1,162,251)	(170.6)%	$(925,114)	(133.9)%	$(1,093,289)	(80.5)%	$(4,292,461)	(308.6)%
Amortization of purchased intangibles	5,947		6,291		11,926		12,601
Legal matters	—		875		—		2,068
Acquisition related (benefits) costs	(400)		—		400		—
Restructuring (benefits) costs	10,785		(43)		24,338		1
(Gains) losses from change in fair market value of equity securities and loan receivable	1,595,442		1,338,190		1,612,967		5,883,307
(Gains) losses on equity-method investments	851		1,633		1,846		2,623
Other non-recurring items (2) (3)	1,995		1,161		3,917		3,970
Income tax effect of non-GAAP adjustments (1)	(363,858)		(319,582)		(374,234)		(1,357,240)
Non-GAAP net income	$88,511	13.0%	$103,411	15.0%	$187,871	13.8%	$254,869	18.3%

GAAP diluted loss per share	$(39.59)	$(31.05)	$(37.09)	$(143.74)
Amortization of purchased intangibles	0.20	0.21	0.40	0.42
Legal matters	—	0.03	—	0.07
Acquisition related (benefits) costs	(0.01)	—	0.01	—
Restructuring (benefits) costs	0.37	—	0.82	—
(Gains) losses from change in fair market value of equity securities and loan receivable	54.10	44.56	54.46	195.40
(Gains) losses on equity-method investments	0.03	0.05	0.06	0.09
Other non-recurring items (2) (3)	0.07	0.04	0.13	0.13
Income tax effect of non-GAAP adjustments (1)	(12.35)	(10.65)	(12.63)	(45.09)
Add back anti-dilutive shares	0.18	0.25	0.18	1.18
Non-GAAP diluted income per share	$3.00	$3.44	$6.34	$8.46

GAAP diluted weighted average shares used in per share calculation	29,355	29,794	29,475	29,863
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	135	238	143	246
Non-GAAP diluted weighted average shares used in per share calculation	29,490	30,032	29,618	30,109

Reconciliation of Net loss to adjusted EBITDA:
GAAP net loss	$(1,162,251)	(170.6)%	$(925,114)	(133.9)%	$(1,093,289)	(80.5)%	$(4,292,461)	(308.6)%
Interest expense	12,343		10,720		24,680		14,768
Benefit from income taxes	(338,176)		(295,091)		(322,309)		(1,295,776)
Depreciation and amortization	35,859		34,112		71,446		67,513
Foreign currency exchange (gains) losses, net	(1,253)		897		(3,600)		(1,231)
Other income, net	(16,488)		(6,710)		(66,919)		(39,307)
Losses from change in fair market value of equity securities and loan receivable	1,595,442		1,338,190		1,612,967		5,883,307
Dividend from Sartorius AG	—		—		34,766		31,586
Legal matters	—		875		—		2,068
Acquisition related (benefits) costs	(400)		—		400		—
Restructuring (benefits) costs	10,785		(43)		24,338		1
Other non-recurring items (2)	1,995		2,521		3,917		5,330
Adjusted EBITDA	$137,856	20.2%	$160,357	23.2%	$286,397	21.1%	$375,798	27.0%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the sale of a division in 2020.

2023 Financial Outlook

Forecasted non-GAAP operating margin excludes 83 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.